Exhibit 4.1

FINAL FORM OF
WAIVER OF DIRECTOR’S FEES

I hereby waive my rights to all director’s fees accrued and payable, as of the date hereof and through December 31, 2009, from Rodman International Enterprise I, Ltd., Rodman International Enterprise II, Ltd. and Rodman International Enterprise III, Ltd., each a British Virgin Islands corporation.

Dated: _______________